Exhibit 2.1
                         AGREEMENT OF PURCHASE AND SALE

          Agreement of Purchase and Sale (this "Agreement"), dated as of June 4, 1999, by and among Intellesale.com, Inc., a Delaware corporation ("Buyer"), Applied Cellular Technology, Inc., a Missouri corporation ("ACT"), and David Romano and Eric Limont, (each individually, a "Seller" and collectively, the "Sellers").

                              W I T N E S S E T H:

          WHEREAS, Sellers are the owners of all shares of the issued and outstanding common stock, no par value, of Bostek, Inc.., a Massachusetts corporation ("Bostek"), and Micro Components International, Incorporated, a Massachusetts corporation ("Micro Components") (Bostek and Micro Components each, a "Company" and collectively, the "Companies");

          WHEREAS, the Companies are engaged in the business of buying and selling of computer components from manufacturers and distributors whether from excess inventory, refurbished equipment or off-lease (the "Business");

          WHEREAS, at the Closing (as defined in Section 1.02), the Companies will have minimum Target Book Value (as defined in Section 1.04(d)) of $4,500,000 on a consolidated basis (subject to adjustment as provided herein); and

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to buy from Sellers, all of the outstanding shares of common stock of the Companies (the "Stock").

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:


                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

          1.01. Sale of the Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Stock.

          1.02. The Closing. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, MA, commencing at 9:00 a.m. (Boston time) on the later of (i) June 21, 1999, and (ii) the fifth business day after termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

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          (b) At the Closing, Buyer shall deliver to Sellers:

                    (i)       the First Payment (as defined in Section 1.03(a));

                    (ii)      the certificates referred to in Article VI;

                    (iii)     the Employment Agreements; and

                    (iv) such other instruments and documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect the Closing.

          (c) At the Closing, Sellers shall deliver to Buyer:

          (d) certificates representing the Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank

                    (ii)      the certificates referred to in Article V;

                    (iii)     the Employment Agreements;

                    (iv) the corporate minute books and stock books for each Company;

                    (v) a certified copy of the certificate of incorporation of each Company, and a good standing certificate for each of them issued by the Secretary of State of the Commonwealth of Massachusetts; and

                    (vi) such other instruments and documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect the Closing.

          1.03. Purchase Price and Payment. (a) Subject to increase as provided in Section 1.03(c) and adjustment as set forth elsewhere herein, the aggregate purchase price to be paid by Buyer for the Stock shall be $25,000,000 (the "Purchase Price"), payable as follows and subject to adjustment as described below:

                    (i) on the Closing Date, $10,000,000 shall be paid in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated by Sellers not less than 24 hours prior to the Closing Date (the "First Payment");

                    (ii) within thirty days following the closing of the initial public offering of shares of common stock of Buyer pursuant to a registration statement on Form S-1 filed and effective under the Act,

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                              $10,000,000  shall  be paid in  shares  of  common
                              stock  of  Buyer  (the  number  of  shares   being
                              determined by dividing $10,000,000 by the price charged to the public for a share of common stock of Buyer sold in such public offering), and

                    (iii) on the later of (x) January 3, 2000 and (y) the six month anniversary of the Closing Date, $5,000,000 shall be paid in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated by Sellers not less than 24 hours prior to such date; provided however, if there shall be a Change of Control (as defined below) of Buyer or the Company prior to the payment of such $5,000,000, then immediately prior to the consummation thereof, Buyer shall deposit $5,000,000 into escrow to be held and disbursed in accordance with the terms hereof.

          (b) If (i) Buyer has not completed an IPO prior to the first anniversary of the Closing Date or (ii) prior to both the first anniversary of the Closing Date and prior to the completion of an IPO, there is a Change of Control of Buyer or the Company, then in lieu of the payment pursuant to Section 1.03(a)(ii), Buyer shall immediately pay to Sellers $10,000,000 in U.S. dollars by wire transfer of immediately available funds to an account or accountsdesignated by Sellers not less than 24 hours prior to such date.

          As used herein, a "Change of Control" of a Person shall mean that the Person shall consummate any sale, merger or similar transaction, the result of which is that those persons who hold (in the aggregate) 100% of the voting stock of such Person immediately prior to such transaction hold, together with their affiliates, less than 50% of the voting stock of such Person (or the surviving or resulting entity) immediately following such transaction, provided however, that a public offering of securities or the exercise of employee options (or conversion of other convertible securities) shall not be deemed a change of control.

          (c) In addition to the payments provided in Section 1.03(a), the purchase price shall be increased in accordance with the following, subject to Sections 1.03(d) and 1.03(e):

                    (i) on or prior to February 15, 2000, Buyer shall pay to Sellers an amount (the "First Earnout Payment") equal to $1.25 multiplied by the amount of EBIT of the Company for the period from the July 1, 1999 to December 31, 1999;

                    (ii) on or prior to August 15, 2000, Buyer shall pay to Sellers an amount (the "Second Earnout Payment") equal to (x) $1.25 multiplied by the amount of EBIT of the Company for the period from July 1, 1999 to June 30, 2000, minus (y) the First Earnout Payment;

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                    (iii)     on or prior to February 15, 2001,  Buyer shall pay
                              to Sellers an amount (the "Third Earnout Payment") equal to (x) $1.25 multiplied by the amount of EBIT of the Company for the period from July 1, 1999 to December 31, 2000, minus (y) the sum of the First Earnout Payment and the Second Earnout Payment;

                    (iv) on or prior to August 15, 2001, Buyer shall pay to Sellers an amount equal to (x) $1.25 multiplied by the amount of EBIT of the Company for the period from July 1, 1999 to June 30, 2001, minus (y) the sum of the First Earnout Payment, the Second Earnout Payment and the Third Earnout Payment.

          (b) The aggregate amount paid to Sellers pursuant to Section 1.03(c) shall be capped at $5,000,000. If Buyer has paid an aggregate of $5,000,000 (net of any amounts repaid by Sellers pursuant to Section 1.03(e)) pursuant to
Section 1.03(c), its future obligations under Section 1.03(c) shall terminate. If Sellers voluntarily resign their employment with the Companies, or are terminated for cause (as defined in his Employment Agreement) (or one Seller voluntarily resigns and the other is terminated for cause), all obligations of Buyer pursuant to Section 1.03(c) shall terminate.

          (c) If the amount  calculated in clauses (i), (ii),  (iii), or (iv) of
Section 1.03(c) shall be negative, then on the payment date indicated in such clause, Sellers shall pay Buyer such amount, less any amounts previously paid to Buyer pursuant to this Section 1.03(d). Notwithstanding the preceding sentence, Sellers shall in no event be required to pay, pursuant to this Section 1.03(e), amounts (in the aggregate) in excess of amounts received by them (in the aggregate) pursuant to Section 1.03(c).

          (d) "EBIT" for a given period shall mean earnings for such period before interest and income taxes, determined in accordance with GAAP (as defined in Section 1.04(b)), plus any management fees imposed by Buyer on the Companies following the Closing. EBIT shall be calculated without including (i) any Closing costs, (ii) any costs in connection with the filing of the Section 338(h)(10) Elections (as defined in Section 4.09) (including any enhanced depreciation of assets caused thereby), and (iii) costs in connection with an IPO of Buyer.

          1.04. Closing Balance Sheet; True-up Payment. (a) As promptly as practicable but in any event within 90 days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Sellers an unaudited consolidated pro forma balance sheet of the Companies as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). There shall be attached to the Closing Balance Sheet an annex setting forth in reasonable detail the computation of the True-up Payment (as defined in Section 1.04(d)).


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          (b) The Closing  Balance  Sheet shall be prepared in  accordance  with
U.S. generally accepted accounting principles ("GAAP"), determined as of 11:59 p.m. on the day immediately preceding the Closing Date as if such date was the Companies' normal year-end and applied on a consistent basis with the Annual Financial Statements (as defined in Section 2.04(a)), except that (i) no reserves, liabilities, asset valuation allowances or similar items reflected on the March 31 Balance Sheet (as defined in Section 2.04(a)) or created thereafter shall be reserved or shall be reallocated to cover any other reserve, liability, asset valuation allowance or similar item required to be provided for on the Closing Balance Sheet; (ii) any asset which is required to be reflected in the Closing Balance Sheet which is not reflected in the March 31 Balance Sheet, unless acquired thereafter, shall be excluded from the Closing Balance Sheet, and any other asset which is reflected on the March 31 Balance Sheet that is required to be reflected on the Closing Balance Sheet shall be recorded on the Closing Balance Sheet on the same basis on which it was recorded on the March 31 Balance Sheet, provided that such amounts shall be adjusted in accordance with GAAP for depreciation, amortization, valuation provision and the like, to the extent appropriate; (iii) no deferred income tax asset or income tax liability shall be included on the Closing Balance Sheet; (iv) no Income Tax asset or Income Tax liability shall be included on the Closing Balance Sheet; and (v) no intercompany accounts shall be included on the Closing Balance Sheet.

          (c) The Closing Balance Sheet delivered by Buyer to Sellers and the computation of the True-up Payment annexed thereto shall be conclusive and binding upon the parties unless Sellers, within 30 days after the delivery to Sellers of the Closing Balance Sheet, notify Buyer in writing that Sellers dispute any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the computation of the True-up Payment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving the dispute within 10 days after notice is given by Sellers to Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to the department specializing in resolution dispute of the New York office of Deloitte & Touche LLP for resolution; provided, that if Deloitte & Touche LLP has had a material relationship with either Buyer or Sellers or any of their respective affiliates within the two years preceding the appointment or Deloitte & Touche LLP refuses to accept such appointment, the parties shall submit the dispute to such other nationally recognized independent accounting firm that is mutually agreeable to the parties, which firm shall not have had a material relationship with either Buyer or Sellers or their respective affiliates within the two years preceding the appointment (such accounting firm, the "Arbiter"), for resolution. If the parties cannot agree on the selection of such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Closing Balance Sheet and the True-up Payment, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of paragraph (b) of this
Section  1.04  and (y) may not  assign  a value  to any  item  greater  than the

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

greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Sellers (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Sellers (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Buyer and Sellers each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Balance Sheet.

          (d) As used herein, (i) the term "Final Closing Balance Sheet" shall mean the Closing Balance Sheet which has become conclusive and binding upon the parties pursuant to paragraph (c) of this Section 1.04, (ii) the term "Closing Book Value" shall mean the amount obtained by subtracting the total liabilities of the Companies, as set forth in the Final Closing Balance Sheet, from the total assets of the Companies, as set forth in the Final Closing Balance Sheet, and (iii) the term "Target Book Value" shall mean $4,500,000 minus any Tax Distribution Amount (as defined in Section 4.09). If the Target Book Value exceeds the Closing Book Value, the amount of such excess shall be the "True-up Payment." If the True-up Payment is greater than zero, the amount thereof shall be paid by Sellers to the Companies in accordance with the provisions of paragraph (e) of this Section 1.04.

          (e) The amount of any True-up Payment shall bear interest at an annual rate equal to 4% per annum from and including the Closing Date to, but not including, the date of payment. Any amount payable as True-up Payment (plus interest determined pursuant to the immediately preceding sentence) shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer. Such payment shall be made on the third business day following
(i) the last day on which Sellers may, pursuant to the first sentence of paragraph (c) of this Section 1.04, notify Buyer that it disputes any of the amounts set forth in the Closing Balance Sheet, if Sellers shall not notify Buyer of any dispute, or such earlier date as Sellers shall advise Buyer of the absence of any dispute, or (ii) the date mutual agreement is reached as to the amount of the True-up Payment, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the receipt of the report of the Arbiter in the event of a dispute which is settled by the Arbiter, as applicable.

          (f) Buyer shall provide Sellers and its accountants reasonable access to the books and records of the Companies, to any other information, including work papers of its accountants, and to any employees of the Companies to the extent reasonably necessary for Sellers to review the Closing Balance Sheet. Sellers shall provide Buyer and its accountants reasonable access to the books and records of Sellers, any other information, including work papers of its accountants, and to any employees of Sellers to the extent reasonably necessary for Buyer in connection with the preparation of the Closing Balance Sheet and in connection with any objections to the Closing Balance Sheet raised by Sellers.

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller represents and warrants to Buyer on the date hereof and on the Closing Date as follows:

          2.01. Capitalization. The authorized capital stock of Bostek consists of 15,000 shares of common stock, no par value, 2,000 shares of which are issued and outstanding; the shares of Bostek are owned of record and beneficially as set forth in Schedule 2.01. The authorized capital stock of Micro Components consists of 10,000 shares of common stock, no par value, 2,000 shares of which are issued and outstanding; the shares of Micro Components are owned of record and beneficially as set forth in Schedule 2.01. All of the shares comprising the Stock are validly issued, fully paid and non-assessable and are owned beneficially and of record by Sellers free and clear of all liens, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances"). There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of either Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating either Company to issue or dispose of any of its equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article I hereof will vest in Buyer legal and valid title to the Stock, free and clear of all Encumbrances (other than Encumbrances created or suffered by Buyer).

          2.02. Organization; Subsidiaries. (a) The Companies are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to carry on their businesses as they are now being conducted. Each Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Companies taken as a whole. True and complete copies of the charter and by-laws of each Company have previously been delivered to Buyer. True and complete copies of the minute books of each Company have previously been made available to Buyer.

          (b) Neither Company has a direct or indirect equity interest in any entity.

          2.03. Corporate Power and Authority; Effect of Agreement. Sellers are individuals with all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the valid and binding obligation of Sellers, enforceable against each Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and
(ii) is subject to general principles of equity. The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the

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transactions  contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (w) violate, or require any consent under, any Commitment (as defined in Section 2.08), except as set forth in Schedule 2.08(b), (x) violate any law, rule or regulation to which either Seller or either Company is subject or require any authorization, consent, approval, exemption or other action by or notice to any governmental authority, (y) violate any order, judgment or decree applicable to either Seller or either Company, or (z) violate any provision of the Certificate of Incorporation or the By-laws of either Company.

          2.04. Financial Statements. (a) Sellers have delivered to Buyer (i) the unaudited pro forma balance sheet of each Company as of March 31, 1999 (collectively, the "March 31 Balance Sheet") and unaudited pro forma statements of operations and cash flows of each Company for the three-month period then ended, (ii) audited balance sheets of Bostek as of December 31 of each of 1997 and 1998, and audited statements of operations and cash flows of Bostek for the twelve-month periods then ended, including the footnotes thereto, and (iii) unaudited balance sheet of Micro Components as of December 31, 1998 and unaudited statement of operations of Micro Components for the twelve-month period then ended (the financial statements listed in clauses (ii) and (iii), the "Annual Financial Statements" and the financial statements listed in clauses
(i), (ii) and (iii), collectively, the "Financial Statements"), copies of which are included in Schedule 2.04. The Financial Statements fairly present in all material respects the financial position and the results of operations and cash flows of the Companies, taken as a whole, for the respective dates or periods (as the case may be) indicated therein and have been prepared in conformity with GAAP consistently applied (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end adjustments). All of the assets, liabilities, income, costs and expenses reflected in the Financial Statements are related to the Business and arose out of and were incurred in the ordinary course of the Business. All related party transactions have been accounted for by use of consistent accounting policies and methodologies which would not affect the comparability of such financial information in any material way.

          (b) Except as specifically reflected in the Financial Statements or elsewhere in the Schedules or as contemplated by this Agreement, neither Company has any liabilities, commitments or obligations of any kind whatsoever (whether secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise), other than any liabilities, commitments or obligations incurred after March 31, 1999 in the ordinary course of business.

          2.05.  Absence  of Certain  Changes or Events.  Except as set forth in
Schedule 2.05 or reflected in the March 31 Balance Sheet or permitted or contemplated by this Agreement, since March 31, 1999, neither Company has (a) suffered any material damage, destruction or casualty loss to its physical properties; (b) incurred or discharged any material obligation or liability or entered into any other material transaction except in the ordinary course of business; (c) suffered any material adverse change in the business, financial condition, assets, liabilities, operations or results of operations of the Companies taken as a whole; (d) increased the rate or terms of compensation payable or to become payable by either Company to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in

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each case increases  occurring in the ordinary  course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing
Commitment   identified  in  Schedule  2.08;  (e)  consummated,   or  agreed  to
consummate, any sale, lease or other transfer or disposition of any properties or assets except for the sale of inventory items in the ordinary course of business and except for the sale of any tangible personal property that, in the reasonable judgment of the Companies, has become uneconomic, obsolete or worn out; (f) incurred, assumed or guaranteed any indebtedness for borrowed money;
(g) granted any mortgage, pledge, lien or encumbrance on any of its material properties or assets; (h) entered into, amended or terminated any material Commitment, or waived any material rights thereunder except in the ordinary course of business; (i) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those that have been extended to such customer or distributor in the past, or (j) paid any dividend or made any other distribution to or for the benefit of either Seller other than payment of his regular salary. Since March 31, 1999, the Companies have been operated in all material respects in the ordinary course in a manner consistent with past practice.

          2.06. Assets and Properties. (a) Each Company has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the March 31 Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the March 31 Balance Sheet, which are not individually or in the aggregate material), free and clear of all Encumbrances, except (a) as set forth in Schedule 2.06(a), and (b) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. Except as set forth in Schedule 2.06(a), the assets owned or leased by the Companies constitute all the assets used in and necessary to conduct the Business as currently conducted.

          (b) All material tangible property and assets owned or utilized by the Companies are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by either Company are in good condition and repair (except for ordinary wear and tear) in all material respects.

          (c) Neither Company owns or has owned any real property.

          (d) Schedule 2.06(d) sets forth a list of all real property leased by either Company (the "Leased Real Property"). Sellers have made available to Buyer true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property, (i) the Companies have good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances, and (ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on Schedule

2.06(d), (A) each   such  lease  or  sublease  is  legal,  valid,  binding   and
enforceable and in full force and effect and (B) the consummation of the transactions contemplated by this Agreement will not cause a material breach or require any third party consent under any such lease or sublease.

          (e) Except as set forth on Schedule 2.06(e), (i) neither Seller and neither Company has received notice of any pending or, to the knowledge of Sellers, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property,
(ii) the Owned Real Property, the Leased Real Property, the use and occupancy thereof by the Companies, and the conduct of the Business thereon and therein do not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the Business thereon, (iii) neither Seller and neither Company has received written notice of a material violation of the restrictions or laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

          2.07. Intellectual Property. (a) Each item of Company Intellectual Property (as defined in Section 2.07(j)) is set forth on Schedule 2.07.

          (b) Except as set forth on Schedule 2.07(b): (i) each item of Company Intellectual Property will be owned or available for use by the Companies on identical terms and conditions immediately subsequent to the Closing as they were by the Companies immediately prior to the Closing; (ii) all registered patents, trademarks, service marks and copyrights listed on Schedule 2.07(a) are valid and subsisting and in full force and effect and are not subject to any taxes or other fees except for annual filing and maintenance fees; (iii) to Sellers' knowledge, there has been no notice, claim or assertion that any item of Company Intellectual Property is invalid, and to Sellers' knowledge, there are no facts that would cause a reasonable person to conclude that any item of Company Intellectual Property is invalid; (iv) to Sellers' knowledge, the Companies have the sole and exclusive right to use all of the Company Intellectual Property in all jurisdictions in which the Business is conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; (v) Sellers have delivered to Buyer all documents with respect to any invention, process, design, computer program or other know-how or trade secret included in the Company Intellectual Property, which documents are accurate in all material respects and reasonable sufficient detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person; (vi) the Company Intellectual Property is all the Intellectual Property that is necessary for the Companies to own or license to effectively operate the Business as presently conducted; and (vii) the Companies have taken all reasonably necessary and desirable action to maintain and protect each item of Company Intellectual Property.

          (c) Other than as set forth on Schedule 2.07(c), neither Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller has received (and neither Company) any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that either Company must license or refrain from using any Intellectual Property rights of any third party). Other than as set forth on
Schedule 2.07(c), to Sellers' knowledge no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property.

          (d) With respect to each item of Company Intellectual Property, except as set forth on Schedule 2.07(c): (i) the Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance, license or other restriction; (ii) the item is not subject to any outstanding order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Sellers' knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the item; (iv) neither Company has ever agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item; (v) each license, sublicense, agreement or permission covering the item is, and immediately after the Closing will be, legal, valid, binding, enforceable and in full force and effect; (vi) to Sellers' knowledge no party to any license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (vii) no party to any license, sublicense, agreement or permission has repudiated any provision thereof; (viii) with respect to any sublicense, the representations and warranties set forth in subsections (i) through (vii) above are true and correct with respect to the underlying license;
(ix) with respect to each  license,  sublicense,  agreement or  permission,  the underlying item of Company Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (x) with respect to each license, sublicense, agreement or permission, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of Company Intellectual Property; and (xi) with respect to each license, sublicense, agreement or permission, Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          (f) The continued operation of the Business as presently conducted and as presently proposed to be conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

          (g) To Sellers' knowledge, none of either Company's employees (x) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or (y) is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Business as presently conducted, will conflict with, result in a breach of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

          (h) The Business, as currently conducted, does not and will not need to utilize any inventions of either Seller or of any of its employees, former employees, directors, shareholders or persons it currently intends to hire, the rights to which have not been fully assigned to either Company.

          (i) As used herein:

          "Intellectual Property" shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (ix) all licenses or agreements in connection with the foregoing.

          "Company Intellectual Property" shall mean all Intellectual Property which is used (regularly or from time to time) in connection with the operation of the Business.

          2.08. Commitments. (a) Schedule 2.08 sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which either Company is a party or by which either Company is bound (collectively, the "Commitments") of the following types:

                    (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

                    (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $30,000;

                    (iii) Commitments relating to the acquisition by either Company of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                    (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

                    (v)       Commitments relating to any Litigation;

                    (vi) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any liabilities, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;

                    (vii) Commitments under which either Company agrees to indemnify any person or entity;

                    (viii) Commitments containing covenants of either Company not to compete, do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with either Company in any line of business or in any geographical area or disclose information concerning either Company;

                    (ix) Commitments pursuant to which either Company (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

                    (x) Commitments in respect of any joint venture, partnership or other similar arrangement
                              (including, without limitation, any joint development agreement);

                    (xi)      Commitments   relating  to  any   governmental  or
                              regulatory     authority,     including    without
                              limitation, the Federal Aviation Administration;

                    (xii) Commitments for the lease or sub-lease of any real property;

                    (xiii)    Commitments   for  the   licensing   of  any  real
                              property;

                    (xiv) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

                    (xv) Commitments that involve in excess of $30,000 in the aggregate or that may not be terminated on less than 90 days' notice;

                    (xvi) Commitments (other than those specified in any of clauses (i) through (xv) of this paragraph (a)) which relate to or affect the Business or any of the assets or properties of either Company in any way that are material to the Business; and

                    (xvi) Commitments currently in negotiation by either Company of a type which if entered into would be required to be listed on Schedule 2.08(a) or to be disclosed on any other Schedule hereto.

          (b) Except as set forth in Schedule 2.08(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Companies, and to the knowledge of Sellers, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Buyer. Except as set forth in Schedule 2.08(b),
(i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Schedule 2.08(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and (ii) neither of the Companies nor, to the knowledge of Sellers, any other party to any of the Commitments listed in Schedule 2.08(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

          2.09. Litigation. Except as set forth in Schedule 2.09, there is no claim, suit, action or proceeding in any court or before any governmental or regulatory authority ("Litigation") pending or, to Sellers' knowledge, threatened, involving either Company, the Business or any assets or liabilities of any of the foregoing. Except as set forth in Schedule 2.09, neither Company is subject to any outstanding orders, rulings, judgments, injunctions, writs, decrees or actions including, without limitation, any actions brought by any regulatory authority.

          2.10. Compliance with Laws. Except as set forth in Schedule 2.10, the Companies have been and are in material compliance with all applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the Business. The Companies have all material permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted.

          2.11. Employee Benefit Plans. (a) Schedule. Schedule 2.11(a) contains a true and complete list of each Company Benefit Plan and each Employee Agreement. Neither Sellers, either Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any new Employee Agreement or to modify or to terminate any Company Benefit Plan or Employee Agreement (except to the extent required by law and as previously disclosed to Buyer or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

          (b) Documents. The Companies have provided, or have made available, to Buyer (i) current, accurate and complete copies of all documents embodying or relating to each Company Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation ss. 2520.104-23, if any, filed for each Company Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of
Section 401(a) of the Code; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (vii) the most recent summary plan description with respect to each Company Benefit Plan; and (viii) all material communications to any Employee or Employees relating to each Company Benefit Plan.

          (c) Compliance. With respect to each Company Benefit Plan (i) the Companies, Sellers, and each ERISA Affiliate have performed all obligations required to be performed by them under each Company Benefit Plan and Employee Agreement and neither the Companies, Sellers, nor any ERISA Affiliate is in material default under or in violation of, any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each Company Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Benefit Plan has or may subject either Company, either Seller, or any ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Sellers or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against either Company, either Seller or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan; (vii) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Company Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Companies, Sellers or any ERISA Affiliate; (ix) the Companies, Sellers and each ERISA Affiliate have made all payments with respect to all periods through the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Company Benefit Plan, each related trust or by law to be made to, or with respect to each Company Benefit Plan (including all insurance premiums or intercompany charges with respect to each Company Benefit Plan); (x) no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of Sellers or any ERISA Affiliate no such audit or investigation is pending or threatened; and (xi) no liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which either Company or any of its Subsidiaries has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

          (d) Pension Plans. Neither the Companies, Sellers, nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor have the Companies, Sellers nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan which is subject to Title IV of ERISA.

          (e) Multi-Employer Plans. The Companies, Sellers and any ERISA Affiliate have never contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multi-Employer Plan.

          (f) No Post-Employment Obligations. Neither the Companies, Sellers nor any ERISA Affiliate (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

          (g) Effect of Transaction. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Companies or Buyer to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes, or (iii) result in any payment or benefit that will or may be made by the Companies, either Seller, Buyer or any of their respective affiliates with respect to any Employee and that will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (h) Employment Matters. Each Company and each Seller (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

          (i) Labor. No Employees are currently represented by any labor union for purposes of collective bargaining and to Sellers' knowledge no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing. No work stoppage or labor strike against either Company by Employees is pending or threatened. Neither Company and neither Seller (i) is involved in, or to Sellers' knowledge threatened with, any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by Sellers or any of its affiliates.

          (j) 501(c)(9) Trust. No Company Benefit Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

          (k) Welfare Plan Funding. With respect to each Welfare Plan, all claims incurred by Employees thereunder for which either Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on either Company's balance sheet.

          (l) Controlled Group Liability. The Companies have no liability, contingent or otherwise, to, or with respect to any Benefit Plan (other than the Company Benefit Plans and Employee Agreements which are listed on Schedule 2.11(a)), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by Sellers or any ERISA Affiliate.

          For the purposes of this Section 2.11, the following terms shall have the meanings indicated:

          "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

          "Code" means the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

          "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by either Company, either Seller or any ERISA Affiliate for the benefit of any Employee, and pursuant to which either Company, either Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise.

          "Department" means the U.S. Department of Labor.

          "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of each Company.

          "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between either Company or either Seller and any Employee pursuant to which either Company or either Seller has or may have any liability contingent or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with either Company within the meaning of Sections 414(b), (c) or
(m) of the Code, or required to be aggregated with either Company under Section 414(o) of the Code, or is under "common control" with either Company, within the meaning of Section 4001(a)(14) of ERISA.

          "IRS" means the Internal Revenue Service.

          "Multi-Employer Plan" means each Company Benefit Plan which is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension  Plan"  means  each  Company   Benefit  Plan  (other  than  a
Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          "Welfare Plan" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

          2.12. Environmental Matters. (a) (i) Except as set forth in Schedule 2.12(a)(i), each Company at all times has been operated, and is, in material compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

                    (ii) Except as set forth in Schedule 2.12(a)(ii), each Company (1) has obtained, and is in compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and
                              (2) has made all appropriate filings for issuance or renewal of such Environmental Permits.

                    (iii) Except as set forth on Schedule 2.12(a)(iii), all of the assets and properties owned, leased, operated or controlled by either Company are free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by the Companies) and are free of all contamination arising out of, relating to, or resulting from any Hazardous
                              Substances, and to Sellers' knowledge there has been no release or other dissemination at any time of any Hazardous Substances at, on, or about, under or within any assets or properties owned, leased, operated or controlled by either Company or any predecessor thereof (other than pursuant to and in accordance with Environmental Permits).

                    (iv) Except as set forth in Schedule 2.12(a)(iv), there are no claims, notices (including, without limitation, notices that either Company is or may be a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or to Sellers' knowledge threatened that are based on or related to any Environmental Matters (including, without limitation, the failure to comply with any Environmental Law or the failure to have, or to comply with, any Environmental Permits).

                    (v) Except as set forth in Schedule 2.12(a)(v), to Sellers' knowledge there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that may interfere with or prevent continued compliance by the Companies with Environmental Laws or the requirements of Environmental Permits, or (2) that may give rise to any liability or other obligation under any Environmental Laws that may require either Company to incur any Environmental Costs, or (3) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving either Company.

                    (vi) Except as set forth in Schedule 2.12(a)(vi), there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, under or within, or to Sellers' knowledge about, any of the assets or properties leased, operated or controlled by either Company. Schedule 2.12(a)(vi) also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed from any such assets or properties since the Companies have operated or leased such
                              property   (and  to   Sellers'   knowledge   prior
                              thereto).

                    (vii) Except as set forth on Schedule 2.12(a)(vii), neither Company has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location.

                    (viii) Except as set forth in Schedule 2.12(a)(viii), no lien exists, and to Sellers' knowledge no condition exists which could result in the filing of a lien, against any assets or properties owned, leased, operated or controlled by either Company under any Environmental Law or relating to any Environmental Matter.

          (b) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in the possession of or concerning the Companies, in each case relating to any Environmental Matters (including without limitation any Hazardous Substances at, on, about, under or within any assets or properties owned, leased, operated or controlled by either Company or any predecessor thereof).

          For the purposes of this Section 2.12, the following terms shall have the meanings indicated:

          "Environmental Costs" means, without limitation, any actual or potential investigation, cleanup, remediation, removal, or other response costs (which without limitation shall include costs to cause either Company to come into compliance with Environmental Laws), expenses (including without limitation fees and disbursements of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies, response actions, or litigation), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of, relating to, or resulting from any Environmental Matter.

          "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

          "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

          "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or form the basis of liability under, any Environmental Laws.

          2.13. Consents. Except as set forth in Schedule 2.13 and under the HSR Act, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by either Sellers or either Company in connection with the execution, delivery and performance by Sellers of this Agreement or the taking by Sellers of any other action contemplated hereby.

          2.14. Taxes. (a) Except as set forth in Schedule 2.14(a), all Tax Returns required to be filed by or with respect to each Company have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects. Except to the extent reserved or reflected against on the March 31 Balance Sheet, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by each Company have been paid in full excluding those arising as a result of the Section 338(h)(10) Elections referred to in
Section 4.09. All Taxes required to be withheld and paid over by each Company to any relevant taxing authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

          (b) Except as set forth in Schedule 2.14(b): (i) no Tax authority in a jurisdiction where neither Company files Tax Returns has made a claim, assertion or threat that either Company or is or may be subject to Tax in such jurisdiction; (ii) no deficiencies for any Tax have been threatened, proposed, asserted or assessed against either Company which have not been satisfied; (iii) no audits or examinations with respect to either Company are ongoing or have been threatened or proposed by the Internal Revenue Service or the appropriate state, local or foreign Tax authority; (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to either Company; (v) there are no tax rulings, requests for rulings, or closing agreements relating to either Company which could affect the liability for Taxes of either Company for any period (or portion of a period) after the Closing; (vi) no power of attorney has been granted by either Company with respect to any matter relating to Taxes of either Company which is currently in force.

          (c) Neither Company is a party to or liable under any Tax Sharing Agreement. Except as set forth in Schedule 2.14(c), each Company has not, with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined, consolidated or unitary Tax Return with respect to any affiliated group of which either Seller is not the common parent.
Schedule 2.14(c) sets forth a complete list of all states, territories and jurisdictions (foreign and domestic) in which either Company has filed Income Tax Returns for taxable periods ending on or after December 31, 1991.

          (d) Bostek is, and since its formation has been, and will be until the Closing Date, properly qualified as an "S Corporation" under Section 1361(a) of the Code, and Bostek is, and since its formation has been, and will be until the Closing Date so properly qualified for state and local Income Tax purposes pursuant to analogous state or local provisions in the jurisdictions set forth in Schedule 2.14(c).

          (e) There are no Tax liens on any assets of either Company, except liens for Taxes not yet due and payable;

          (f) As used in this Agreement:

                    (i) The term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulationss. 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

                    (ii) The term "Income Tax" means any federal, state, local or foreign Tax or Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or
                              (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (i) above.

                    (iii) The term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                    (iv) The term "Income Tax Return" includes all Tax Returns relating to Income Taxes.

                    (vi)      The  term   "Treasury   Regulations"   means   the
                              regulations prescribed under the Code.

                    (vii) The term "Sellers' Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
                              Section 1504(b) of the Code) that includes either Seller or any predecessor of or successor to either Seller (or another such predecessor or successor).

          (g) Since March 31, 1999, neither Company has made any payment or distribution of cash or other assets to Sellers other than those set forth on

Schedule 2.14(g), which schedule sets forth the purpose of each such payment (including, in the case of distributions to pay taxes, the quarter and year in respect of which the tax obligation accrued).

          2.15. Fees. Except as set forth on Schedule 2.15, neither Company and neither Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

          2.16. Significant Customers and Suppliers. Schedule 2.16 sets forth a list of (i) the ten most significant suppliers in materials or services to the Business during the last twelve months ("Major Suppliers") and (ii) the ten most significant customers of products or services of the Business during the last twelve months (the "Major Customers"). Except as set forth on Schedule 2.16, no Major Supplier or Major Customer has during the last twelve months decreased materially or, to the knowledge of Sellers , threatened to materially decrease or limit materially its provision of services or supplies to the Business. To
Sellers' knowledge, there has been no termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Business, with any Major Supplier or Major Customer.

          2.17.  Intercompany  Transactions.  Schedule 2.17 sets forth a list of
(a) all transactions between either Company, on the one hand, and either Seller or any of either Seller's affiliates, on the other hand, since January 1, 1997,
(b) all assets, properties and services of either Company used by Sellers or any of its affiliates, or vice versa, at any time since January 1, 1997 and (c) all Commitments between either Company, on the one hand, and either Seller or any of either Seller's affiliates, on the other hand. The Business has been conducted by Sellers using only assets of the Companies and Sellers have no other business lines or activities that are used in connection with, or similar to, the Business.

          2.18. Insurance. All of the material assets of the Companies and all aspects of the Business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Neither Company is in default with respect to its obligations under any material insurance policy maintained by it. Schedule 2.18 sets forth a list of all insurance coverage carried by the Companies, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Neither Company has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and neither Company has otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by either Company under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither Company has received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

          2.19. Year 2000. Except as set forth on Schedule 2.19, the internal hardware and software and interfaces related to such hardware and software are Year 2000 Compliant and, to Sellers' knowledge, customer and vendor software and interfaces related to such hardware and software are Year 2000 Compliant.

          "Year 2000 Compliant" means the successful operation prior to, during and after January 1, 2000 without error relating to or as a result of date data, the successful management and manipulation of data involving dates, including single century formulas and multi-century formulas and the obtaining of correct results for date calculations that are both chronologically earlier and later than December 31, 1999 and in date calculations using the date September 9, 1999.

          2.20. Sole Representations and Warranties. The representations and warranties contained in this Article II are the only representations and warranties made by Sellers in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by the Companies and Sellers to Buyer.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers on the date hereof and on the Closing Date as follows:

          3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          3.02.  Corporate  Power  and  Authority;   Effect  of  Agreement.  The
execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate, or require any consent under, any material contract or other commitment of Buyer, (ii) violate any provision of law, rule or regulation to which Buyer is subject, (iii) violate any order, judgment or decree applicable to Buyer or (iv) violate any provision of the Certificate of Incorporation or the By-laws of Buyer; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          3.03. Consents. Except under the HSR Act, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby.

          3.04. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          3.05. Purchase for Investment. Buyer is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof.

          3.06. Fees. Neither Buyer nor any of Buyer's affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary (other than bonus arrangements with employees of Buyer) in connection with the transactions contemplated hereby.

          3.07. Registration Rights. Except as set forth on Schedule 3.07, Buyer has not granted as of the date hereof any registration rights with respect to any of its equity securities or guaranteed the sales price of any equity security upon the sale thereof by any shareholder.

          3.08. Sole Representations and Warranties. The representations and warranties contained in this Article III are the only representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by Buyer to either Company or to either Seller.


                                   ARTICLE IV

                                    COVENANTS

          4.01.  Compliance with Antitrust Laws;  Regulatory and Other Consents.
(a) Each of Buyer and Sellers shall make all required filings under the HSR Act not later than five business days from the date hereof and otherwise cooperate with the other in making filings under the HSR Act and shall use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or state antitrust enforcement or other governmental authority (collectively, the "Regulatory Agencies") may assert under the antitrust laws with respect to the transactions contemplated hereby. In the event an action is instituted by any person or entity challenging the transactions contemplated hereby as violative of the antitrust laws, each of Buyer and Sellers shall use their best efforts to resist or resolve such action.

          (b) The parties agree to cooperate in obtaining any consents of any third parties (in addition to the Antitrust Division, the FTC or other parties or agencies, whose consents or approvals are covered elsewhere herein) required in connection with the transactions contemplated hereunder (each, a "Required

Consent"). The parties agree that in the event such a Required Consent is not obtained prior to the Closing and the Closing occurs, Sellers will, subsequent to the Closing, cooperate with Buyer and the Companies in attempting to obtain the Required Consent.

          (c) Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

          4.02. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Schedules to this Agreement or except as Buyer may otherwise consent to in writing, from the date hereof and prior to the Closing, Sellers shall cause the Companies to (i) in all material respects, operate the Business only in the ordinary course; (ii) use their reasonable efforts to preserve intact their business organization and not make or institute any material changes in its methods of purchase, sale, management, accounting or operation; (iii) maintain their properties, machinery and equipment in sufficient operating condition and repair to enable them to operate their business in all material respects in the manner in which their business is currently operated, except for substantial maintenance required by reason of fire, flood, earthquake or other acts of God; (iv) use their reasonable efforts to continue all material existing insurance policies (or comparable insurance) of or relating to each Company in full force and effect;
(v) use their reasonable efforts to keep available until the Closing the services of their present officers, employees and agents (as a group); (vi) use their reasonable efforts to preserve their relationships with their material lenders, suppliers, customers, licensors and licensees and others having material business dealings with either Company such that their business will not be materially impaired; (vii) not acquire assets or capital stock or other interest in any other entity; (viii) not enter into, modify or amend any employment, severance, stay-pay, termination or similar agreements or arrangements or grant any bonus, salary increase, severance or termination pay to any employee, officer, director or consultant other than in the ordinary course of business consistent with past practice; (ix) not enter into, adopt or amend any employee benefit or similar plan; (x) not enter into, modify or waive any confidentiality, standstill or non-compete agreement or arrangement; (xi) create any Encumbrance on any property or asset (whether tangible or intangible) of either Company outside the ordinary course of business; (xii) sell, assign, transfer, lease or otherwise dispose of any assets of either Company; (xiii) not take any action that would likely result in any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect; (xiv) not enter into or consummate any transactions with an affiliate which transaction is outside the ordinary course of business or unrelated to the Business; and (xv) not agree in writing or otherwise to do any of the things prohibited by this Section 4.02.

          4.03. Access. From the date hereof and prior to the Closing, Sellers shall provide or cause the Companies to provide Buyer and its counsel, accountants and other representatives (a) with such information as Buyer may from time to time reasonably request with respect to the Companies, the Business and the transactions contemplated by this Agreement; (b) reasonable access upon reasonable notice to the properties, books, contracts, documents and records of the Companies and the Business as Buyer may from time to time reasonably request; (c) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (d) with the prior consent of Sellers in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Companies. Such access shall include without limitation access to the books, records, schedules, work papers and audit programs of the Companies and the Companies' accountants and access to representatives of such accountants. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Sellers beyond those specifically set forth in this Agreement except as otherwise expressly provided herein. As promptly as practicable after the date hereof, Sellers and Buyer shall cooperate in taking reasonable actions toward integrating the Business with Buyer's operations.

          4.04. No Solicitation. From the date of this Agreement until the Closing or until terminated pursuant to Article VIII, other than in connection with the transactions contemplated hereby, none of the Companies or Sellers shall solicit, propose or facilitate (including by way of providing information regarding the Business or either Company to any third party), directly or indirectly, any inquiries, discussions or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any proposal regarding any purchase or other acquisition of all or any portion of the Business (other than the ordinary course of business sale of inventory or replacement of assets), either Company or any of the equity securities (whether newly issued or currently outstanding) of either Company, or any merger, business combination or recapitalization involving either Company, and Sellers will cause each Company's officers, directors, employees, representatives, agents and affiliates to refrain from any of the above.

          4.05. Further Assurances. At any time or from time to time after the Closing, each party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as such other party may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

          4.06. Confidentiality Agreements. At the Closing, Sellers shall provide to Buyer a list of all parties who received confidential information with respect to either Company in connection with the potential acquisition of either Company and copies of any confidentiality agreements entered into with respect thereto. Sellers agree, at the request of Buyer or either Company, to use their reasonable best efforts to enforce their rights under such confidentiality agreements on behalf of Buyer and the Companies.

          4.07. Notice. Sellers shall have a continuing obligation to promptly notify Buyer in writing as to any matter hereafter arising or discovered which becomes known to Sellers prior to the Closing (except for matters brought to Sellers' attention by Buyer in writing) which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any Schedule to this Agreement or otherwise would have resulted in any representation or warranty of Sellers contained herein being false or inaccurate in any material respect. No disclosure made by Sellers following the date hereof shall be deemed to amend or modify any representation or warranty contained in this Agreement or the Schedules hereto.

          4.08. Confidentiality. Sellers agree that neither Seller nor any of either Seller's affiliates will disclose any Confidential Information (as defined below) after the date hereof to any third party, except as required by law. "Confidential Information" shall mean any information concerning either Company which is in the possession of Sellers and its affiliates (other than the Companies) on the date hereof or on the Closing Date relating to the Business, other than information which is or becomes available to the public (other than as a result of the disclosure by Sellers or any of their affiliates (other than the Companies) of such information in contravention of the covenants set forth in this Section 4.08.

          4.09. Responsibility for Taxes; Returns; Audits.

          (a) Indemnification.

            (1)  Sellers  shall be  responsible  for and  indemnify  and hold harmless Buyer and its affiliates, including the Companies, from and against any Losses arising with respect to:

                    (i) all Taxes of the Companies for any Taxable year or period ending on or before the Closing Date, including without limitation all Taxes arising from the Section 338 Elections,

                    (ii) for any Taxable year or period beginning before and ending after the Closing Date, all Taxes of each Company for the portion of such taxable period ending on and including the Closing Date, and

                    (iii) all Taxes of Sellers or any affiliate thereof (other than the Companies); provided, however, that Sellers shall be permitted to cause Bostek to make distributions to Sellers in accordance with Section 4.09(h). For purposes of this Section 4.09(a), Sellers' obligation to indemnify Buyer and its affiliates with respect to Taxes other than Income Taxes shall apply only to the extent that the Losses incurred with respect to any such Tax exceeds the reserves for such Tax on the March 31 Balance Sheet, as such Balance Sheet may be adjusted to reflect solely (i) any payments out of such reserves and (ii) the operations of the Companies in the ordinary course of business, subsequent to the date of such Balance Sheet prior to the Closing Date.

                                        (2)  For   purposes   of  this   Section
                              4.09(a), whenever it is necessary to determine the liability for Taxes of either Company for a portion of a Taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (i) in the case of Income Taxes, based upon an interim closing of the books of each Company (as appropriate) as of the close of business on the Closing Date and (ii) in the case of Taxes other than Income Taxes, (a) with respect to sales, transfer, excise, gains, and other Taxes based upon transfers or transactions, based upon whether the relevant transaction occurred on or prior to, or subsequent to, the Closing Date, and (b) in the case of all other Taxes (including real and personal property Taxes) based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the relative number of days in the portion of the taxable period subsequent to the Closing Date.

          (b) Tax Returns; Filing and Payments.

                                        (1) Buyer shall timely prepare (or cause
                              to be prepared), and shall timely file, subject to the participation, review and consent of Sellers (which consent will not be unreasonably withheld) (or cause to be timely filed) all Income Tax Returns of each Company for any Taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date ("Short Period Returns"). The Short Period Returns shall reflect, among other required items (i) taxable income of Bostek (including separately stated items) arising from the Section 338(h)(10) Elections; (ii) other taxable income of Bostek (including separately stated item); and
                              (iii) the amount of Bostek's gain recognized, if any, pursuant to Section 1374 of the Code and related tax liability under Section 1374 and its state counterpart. Such Short Period Returns shall be prepared and filed in accordance with past practice and custom and on such Tax Returns, no positions shall be taken, elections made (other than the Section 338(h)(10) Elections), or methods adopted that are inconsistent with positions taken, elections made, or methods used in filing similar Tax Returns in prior periods. Sellers shall, consistent with the manner that payments must be made with respect to each of such Income Tax Returns, upon written notice by Buyer, provide Buyer with funds to timely pay the Tax liability shown on such Income Tax Return.

                                        (2) Buyer shall prepare,  subject to the
                              participation, review and consent of Sellers (which consent will not be unreasonably withheld) (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of the Companies for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date. Sellers shall, consistent with the manner that payments must be made with respect to each such Income Tax Return, upon written notice by Buyer, provide Buyer with funds to timely pay the portion of the Tax liability shown on such Income Tax Return which is described as being the responsibility of Sellers under Section 4.09(a), and Buyer shall pay or cause to be paid such amounts to the appropriate Tax authority.

                                      (3)  With  respect  to  any  Tax  Return
                              referred to in clause 4.09(b)(1) and 4.09(b)(2) above, Buyer shall provide Sellers a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than 30 days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Returns, provided that, in the event of any disagreement, the Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Return. Neither Buyer nor any of Buyer's affiliates shall amend, refile, or otherwise modify (without the prior written consent of Sellers) any Tax Return relating in whole or in part to Bostek with respect to any taxable year ending before the Closing Date.

          (c) Termination of Tax Sharing Agreements; Powers of Attorney.

                                        (1) Any Tax Sharing  Agreement  to which
                              either Company is a party shall be terminated as of the Closing Date, and neither Company shall have further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

                                        (2) All  powers of  attorney  granted by
                              either Company with respect to Taxes shall be revoked as of the Closing Date.

                                        (3) Sellers  agree that between the date
                              of the Agreement and the Closing Date, it will not cause or permit either Company to (i) make any change in such Company's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or (ii) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without Buyer's express written consent thereto.

          (d) Section 338 Elections.

                                        (1) At Buyer's option, Sellers will join
                              with  Buyer  in  making  timely   elections  under
                              Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law with respect to the purchase and sale of the stock of Bostek (collectively, the "Section 338(h)(10) Elections"). Sellers and Buyer shall cooperate in all necessary actions to effect the Section 338(h)(10) Elections and shall report the transactions consistent with the making of the
                              Section 338(h)(10) Elections and shall take no position contrary thereto without the written consent of the other party.

                                        (2) If the Section 338(h)(10)  Elections
                              are made, Sellers will have an Income Tax liability in an amount equal to the Section 338(h)(10) Payment (as defined below). Notwithstanding anything to the contrary in
                              Section 4.09(a), Buyer shall pay to Sellers, not later than 30 days before the Section 338(h)(10) Payment must be paid by Sellers to the applicable governmental authority, an amount equal to (i) the difference between (x) the combined Federal and State Income Tax liability of the Sellers assuming the Section 338(h)(10) Elections were made, and
                              (y) the  combined  Federal  and State  Income  Tax
                              liability of the Sellers assuming the Section 338(h)(10) Elections were not made (the "Section 338(h)(10) Payment"), plus (ii) a gross up payment equal to the additional Taxes incurred by Sellers by virtue of receiving the Section 338(h)(10) Payment. Buyer shall pay Sellers all federal, state, local and foreign entity level taxes incurred by Bostek under Section 1374 or its equivalent as a result of, arising from or attributable to the making of the Section 338(h)(10) Elections, up to a maximum of [$56,000], such payment to be made not later than 30 days before the same must be paid by Sellers to the applicable governmental authority. Buyer shall indemnify Sellers against Losses arising out of any failure by Buyer to make the payments required of Buyer pursuant to this paragraph (2).

                                        (3)  Buyer  shall  be  responsible   for
                              preparing  drafts of all  forms,  attachments  and
                              schedules necessary to effectuate the Section 338(h)(10) Elections including, without limitation, IRS Form 8023 or applicable successor form, and any similar forms on applicable successor forms under applicable state or local income tax laws (the "Section 338(h)(10) Forms"), subject to the review and consent of Sellers (which consent will not be unreasonably withheld). Sellers shall cooperate in good faith with Buyer and shall promptly file with Buyer all information reasonably requested by Buyer and relevant to the preparation of the Section 338(h)(10) Forms. Sellers and Buyer shall attempt in good faith to execute at or prior to the Closing any and all such Section 338(h)(10) Forms. In the event, however, any Section 338(h)(10) Forms are not executed at the Closing, at least 45 days prior to the latest date for the filing of each Section 338(h)(10) Forms, Buyer shall furnish Sellers with a copy of each such form for its review and comment, together with Buyer's proposed determination of the MADSP (as defined in applicable Treasury Regulations under Section 338) and allocation of the MADSP to the assets of Bostek (the "Allocation").

                                        (4) Buyer and  Sellers  agree to consult
                              in good faith with regard to the proposed determination of the MADSP and the Allocation, provided that Sellers shall accept Buyer's final determination of the MADSP and the Allocation (which Buyer shall provide to Sellers at least fifteen days prior to the due date for filing of the Section 338(h)(10) Forms), to the extent that they are reasonable and consistent with applicable Tax law. Sellers and Buyer will reflect such Allocation in all applicable Tax Returns filed by any of them, including but not limited to the
                              Section 338(h)(10) Forms. Sellers , Buyer and Bostek shall not take a position before any Tax authority or otherwise (including in any Tax Return) inconsistent with the determination of the

                              MADSP and the Allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

          (e) Assistance and Cooperation.

                                        (1) From and after the Closing  Date, to
                              the extent reasonably requested by the other party, Sellers and Buyer shall assist and cooperate with the other party in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 4.09(b) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, Sellers and Buyer shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto. Buyer and Sellers acknowledge that any information obtained in connection with the preparation of any Tax Return , audit or other disputes pursuant to this Section 4.09(e) is of a confidential nature and each will use reasonable commercial efforts under the circumstances to maintain such confidentiality (except to the extent that such information suggests or is evidence of a breach of an obligation from Buyer to Sellers or vice versa).

                                        (2) From and  after  the  Closing  Date,
                              Sellers and Buyer shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Companies for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (f) Certain Taxes. Sellers shall bear, and shall indemnify and hold harmless Buyer and its affiliates (including the Companies) from and against, all sales, transfer, stamp, documentary, real estate transfer, real estate gains, and other similar Taxes incurred in connection with the transactions contemplated by this Agreement. Sellers shall timely file any Returns required to be filed in connection with such Taxes, and Buyer shall cooperate with Sellers in such preparation.

          (g) Contests.

                                        (1)  Subject to the  provisions  of this
                              Section 4.09(g) Sellers shall have the right, at their own expense, to control, manage and be responsible for any audit, contest, or similar proceeding with respect to Income Taxes for any Taxable year or period ending on or before the Closing Date and shall have the right to settle or contest in its discretion any such audit, contest or proceeding; provided, however, that (i) Sellers shall not have the right to control any such proceeding unless they first acknowledge in writing their obligation to fully indemnify Buyer for the Taxes at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without Buyer's consent (which consent shall not be unreasonably withheld) if the same reasonably could be expected to affect Buyer's liability for Tax in any taxable period or portion of a taxable period ending after the
                              Closing Date; (iii) Buyer and Sellers shall jointly control any Income Tax proceeding relating to a taxable period that begins before, and ends after, the Closing Date; and (iv) Buyer shall have the right to attend and participate in (but not control) at its own expense, any proceeding to the extent that it relates to Income Taxes, other than Income Taxes for which either Company filed a Tax Return as part of the consolidated, combined, or unitary group of which Sellers are the common parent.

                                        (2) Except for  proceedings  the control
                              of which is determined pursuant to Section 4.09(g)(1) above, Buyer shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Income Taxes for any Taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party, provided Sellers do not have an obligation to indemnify Buyer for Taxes at issue in the proceeding (in which case the provisions of Article IX shall govern.

          (h) Subchapter S Tax Distributions. On or prior to the Closing Date, Bostek may distribute to Sellers, with respect to their shares of common stock in Bostek, an aggregate amount (the "Tax Distribution Amount") equal to (i) the estimated aggregate federal and state income tax liability of such Sellers with respect to the S corporation income from the normal operation of Bostek during the period beginning on April 1, 1999 and ending on the Closing Date, determined without taking into account items of income, gain, deduction, loss and the likely result of the Section 338(h)(10) Elections and the transactions contemplated hereby, minus (ii) the amount previously distributed for such purpose. The Tax Distribution Amount shall be calculated by Bostek's independent auditors (subject to review and consent of Buyer and its accountants, which consent will not be unreasonably withheld), and the amount of Sellers' aggregate federal and state income tax liability as a result of ownership of stock in Bostek shall be calculated at a rate not to exceed the rate determined based on the following: (i) each Seller is a natural person and resident of the Commonwealth of Massachusetts, (ii) each Seller is subject to the highest marginal federal and state income tax rates for 1999, and (iii) the allocations for Bostek shall be deemed, for 1999, to be the sole source of income and loss of the Sellers.

          4.10. Cooperation with Public Filings. Each Seller shall cooperate, and shall cause each Company and each Company's accountants to cooperate, with Buyer and its affiliates and advisors in the preparation and filing of any registration statement or other public filings (and any related documentation or filings) in a timely fashion and shall use, and cause each Company to use, his or its reasonable best efforts to assist Buyer in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Sellers shall obtain knowledge of any information pertaining to either Company that would require any amendment or supplement to any registration statement, Sellers shall so advise Buyer in writing and shall promptly furnish Buyer with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement. Without limiting the generality of the foregoing, Sellers shall use their best efforts to cause the Companies' accountants (i) to issue a consent to the inclusion of their opinion on the Companies' audited financial statements for 1998 and 1997, (ii) to issue a consent to be referred to as experts in the appropriate sections of any registration statement, and (iii) to provide a "comfort letter" in form and substance reasonably acceptable to any underwriter of Buyer. Sellers acknowledge that any breach of the foregoing will result in significant harm to Buyer with Losses including the cost of causing an audit to be performed and the cost of delaying the filing of any such registration statement. In addition, if necessary, (i) Sellers shall use its reasonable best efforts to cause its accountants to prepare an audited income statement for 1996 in as timely a fashion as possible and consent the inclusion of their opinion thereon, and (ii) Sellers shall cause Bostek's former accountants to issue a consent to the inclusion of their opinion on the Companies' audited income statement for 1996.

          4.11. Cash Management; Financing Arrangements. Sellers will cooperate with Buyer in making preparations for the Companies to participate in banking and financing programs of Buyer.

          4.12. Non-Competition Agreement. Each Seller agrees that for a period commencing on the date hereof and ending on the later of (i) the fifth anniversary of the Closing Date, and (ii) one year following the date of such

Seller's termination of employment with each Company and its affiliates, such Seller shall not, without the prior written consent of Buyer, (a) engage in any Competitive Activity anywhere in the world (including, without limitation, anywhere in the United States of America) or (b) directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of either Company. The parties hereto acknowledge and agree that (x) Sellers will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of Sellers set forth in this Section 4.12, (y) Buyer would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if Sellers had not entered into the covenants and agreements set forth in this
Section 4.12 and (z) the parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein. "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 5% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which Sellers owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to Sellers, such portion determined by applying the percentage of the equity interest in such entity owned by Sellers to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Business; or (iv) employment by (including serving as an officer of), or providing consulting services to, any Competitor. "Competitor" shall mean any entity that is engaged in the business of buying and selling of computer components from manufacturers and distributors whether from excess inventory, refurbished equipment or off-lease, without regard to size, or is engaged in owning, operating or acquiring directly or indirectly one or more Competitors, without regard to size. Notwithstanding anything contained herein to the contrary, if Buyer, ACT or any successor or assignee thereof shall be in default with respect to any of its obligations under this Agreement, and such default shall continue for 15 business days (10 business days in the case of payment obligations) after Sellers provide written notice of such defaults to Buyer, the covenants contained in this Section 4.12 shall be terminated and of nor further force or effect without further action required by Sellers.

          4.13. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, Buyer agrees to do the following so long as either Seller owns any of the shares of stock received pursuant to Section 1.03(a)(ii) and such shares are restricted securities:

          (a) beginning 90 days following the effective date of an IPO, make and keep public information available as those terms are understood and defined in Rule 144 of the Act;

          (b) use its reasonable commercial efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Buyer under the Act and the Securities Exchange Act of 1934, as amended, after it has become subject to such reporting requirements; and

          (c) furnish to Sellers, upon request therefor, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents so filed as either Seller may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing a Seller to sell any such securities without registration..

          4.14. Parent Guaranty. From and after the Closing until the consummation by Buyer of an IPO, ACT, for itself and for its successors and assigns, hereby unconditionally guarantees the obligations of Buyer contained herein including but not limited to the obligations contained in Section 1.03.

          4.15. Exhibit and Schedule Completion; Tax Matters. Within 5 days from the date hereof, Sellers shall deliver to Buyer all schedules and exhibits hereto being prepared by Sellers and Buyer shall have 4 days after receipt thereof to review such schedules and exhibits. If any of such schedules or exhibits is not acceptable to Buyer in its sole discretion, Buyer shall have the right to terminate this Agreement within such 4 day period. Buyer shall continue its tax analysis of the Companies and, within 5 days from the date hereof, Buyer shall deliver to Sellers an amendment to Section 4.09 hereof or a notice to Sellers indicating that no amendment is required, and Sellers shall have 4 days after receipt thereof to review such amendment or notice. If Sellers (in their sole discretion) do not execute such amendment or notice within such 4 day period, then this Agreement shall terminate. If this Agreement shall terminate pursuant to this Section 4.15, then neither party shall have any obligation to the other for any breach hereunder and this Agreement shall be deemed to have never been entered into by the parties hereto.


                                    ARTICLE V

                        CONDITIONS TO BUYER'S OBLIGATIONS

          The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          5.01. Representations, Warranties and Covenants of Sellers. Sellers shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Sellers contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. For purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. Buyer shall have received a certificate of Sellers, dated as of the

Closing Date and signed by each Seller, certifying as to the fulfillment of the condition set forth in this Section 5.01.

          5.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

          5.03. Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies and third parties that shall be required for the consummation of the transactions contemplated hereby, including those listed on Schedule 5.03, shall have been obtained in form and substance reasonably satisfactory to Buyer.

          5.04.   Employment   Agreements.   Each  Seller  shall  have  executed
employment agreements in the form of Exhibit 5.04 (the "Employment Agreements").

          5.05. No Material Adverse Change. Since March 31, 1999, the Companies shall have not suffered any material adverse change in the business, assets, liabilities or results of operations of the Companies taken as a whole except for changes as result of general economic or industry conditions.


                                   ARTICLE VI

                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          6.01. Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. For purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. Sellers shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the condition set forth in this Section 6.01.

          6.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Sellers from consummating the transactions contemplated hereby.

          6.03. HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                                   ARTICLE VII

                           STOCK CERTIFICATES; LEGEND

          7.01. Securities Laws; Legend. (a) Each Seller represents and warrants that: (i) he understands that the shares of common stock of Buyer being issued pursuant to Section 1.03(a) have not been and will not be registered under the Securities Act of 1933, as amended (the "Act"), and it is the intention of the parties hereto that the issuance of such securities be exempt from registration under the Act and the rules promulgated thereunder by the Securities and Exchange Commission; (ii) he understands that the shares of common stock of Buyer being issued pursuant to Section 1.03(a) may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of unless they are registered under the Act or an exemption from registration is available;
(iii) he is acquiring the shares of common stock of Buyer being issued pursuant to Section 1.03(a) for investment for his own account and not with a view to the distribution thereof; (iv) he has, or together with his advisers, if any, have, such knowledge and experience in financial and business matters that he is, or the together with his advisers, if any, are, and will be capable of evaluating the merits and risks relating to his acquisition of shares of common stock pursuant to Section 1.03(a); (v) he has been given the opportunity to obtain information and documents relating to Buyer and to ask questions of and receive answers from representatives of Buyer concerning Buyer; and (vi) he is able to bear the economic risk of a total loss of value of his interest in Buyer. Sellers covenant that neither shall directly or indirectly sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any shares of common stock of Buyer obtained pursuant to Section 1.03(a) until after the first anniversary of the Closing Date and then only in compliance with the Act.

          (b) The certificates representing shares of common stock of Buyer issued pursuant to Section 1.03(a) shall bear the following legend:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any securities regulatory authority of any state, and may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of except in compliance with all applicable securities laws and except in accordance with the provisions of a Agreement of Purchase and Sale, a copy of which is available for inspection at the offices of the Company."


                                  ARTICLE VIII

                          TERMINATION PRIOR TO CLOSING

          8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of Buyer and Sellers; or

          (b) By either Buyer or Sellers, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to July 31, 1999; provided that the terminating party is not in material breach of its obligations under this Agreement; or

          (c) By either Buyer or Sellers, by giving written notice of such termination to the other party, if there shall have been a material breach by the other party of any of its covenants or agreements contained herein and any such breach results in a failure to be able to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein; or

          (d) By either Buyer or Seller as provided in Section 4.15.

          8.02. Effect on Obligations. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 9.11, 9.12 and 9.13 and this Section 8.02; provided, however, that nothing shall relieve the defaulting or breaching party (whether or not it is the terminating party) from any liability to the other party hereto.


                                   ARTICLE IX

                                  MISCELLANEOUS

          9.01. Survival. The representations and warranties of the parties hereto contained herein or in any agreement, certificate (including the Sellers' Certificate and the Buyer's Certificate) or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall expire on the 18 month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.01, 2.07, 2.12 and 2.14 of this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article IX for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this
Article IX. The covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms.

          9.02. Agreement to Indemnify. (a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers and any affiliate of Sellers and each of Sellers' respective agents and representatives, and each of Sellers' heirs, executors, successors and assigns (collectively, "Sellers' Indemnified Group") from and against any liability, loss, damage, claim (including third-party claims, whether or not meritorious), cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by Sellers' Indemnified Group to the extent the Losses arise out of, or result from (i) the failure of any representation or warranty made by Buyer herein or in any Ancillary Document to have been true when made and as of the Closing Date or (ii) the breach of any covenant or agreement of Buyer contained herein or in any Ancillary Document.

          (b) From and after the Closing Date, Sellers shall indemnify, defend and hold harmless Buyer and any affiliate of Buyer and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, "Buyer's Indemnified Group") from and against all Losses incurred or suffered by Buyer's Indemnified Group to the extent the Losses arise out of, or result from
(i) the failure of any representation or warranty made by Sellers herein or in any Ancillary Document to have been true when made and as of the Closing Date,
(ii) the breach of any covenant or agreement of Sellers contained herein or in any Ancillary Document, or (iii) any asset, property, right, obligation or liability of either Company not primarily related to the Business including, without limitation, any of the foregoing arising out of any discontinued operation of either Company.

          9.03. Indemnification Procedure. (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Notices"). Notice shall in all events be considered prompt if given (a) no later than 30 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or (b) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Section 9.03; provided, however, that the failure to provide such Notice of claims promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty ceases to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim within 10 days following Notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that Sellers shall not be permitted to take over the defense of any claim brought by any customer or supplier of the Business against any member of Buyer's Indemnified Group for which indemnification is available pursuant to this Article IX, and such member of Buyer's Indemnified Group shall defend such claim; provided, further, that such member of Buyer's Indemnified Group shall not settle or otherwise dispose of such claim without the consent of Sellers, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party makes such an election, (x) it shall keep the Indemnified Party informed as to the status of such matter and shall send promptly copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in any liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement under Section 9.02. If the Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim shall be required if such compromise or settlement shall result in any liability to the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (b) Notwithstanding the provisions of Section 9.03(a), with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

          9.04. Other Indemnification Matters. (a) The indemnification provided in this Article IX shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Sellers or Buyer in this Agreement or in any Ancillary Document. All amounts payable by one party in indemnification of the other (whether or not as provided in Section 9.04(d)) shall be considered an adjustment to the Purchase Price.

          (b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

          (c) The amount of any Losses shall be computed net of any insurance proceeds received by the Indemnitee or its Affiliates in connection therewith.

          (d) The amount of any Losses shall be computed net of any tax benefit realized by the Indemnitee or its Affiliates as a result of such Loss, or the amount of any tax benefit realized by the Indemnitee as a result of any payment made.

          (e) Notwithstanding anything herein to the contrary, if either Seller shall have indemnification obligations pursuant to this Agreement, such payment shall be made 50% (or such other proportion as Buyer and Sellers may agree) in cash by immediately available funds and 50% (or such other proportion as Buyer and Sellers may agree) by transfer by such Seller of the number of shares having an aggregate market value equal to the indemnification obligation of Sellers. For purposes hereof, "market value" for a share of common stock of Buyer shall be the average closing price per share of common stock of Buyer for the 10 trading days immediately preceding the date on which Buyer reclaims such shares. If any future payment obligation pursuant to Section 1.03(c) shall be reduced pursuant to clause (ii) above, the amount so reduced shall be deemed "paid" for purposes of Section 1.03.

          (f) With  respect to Sellers'  liability  for claims made under clause
(b)(i) of Section 9.02: (i) Sellers shall have no liability for such claims until the aggregate amount of the Losses incurred by Buyer's Indemnified Group shall exceed $250,000, in which case Seller shall be liable only for the portion of the Losses exceeding $250,000 (the "Deductible"), and (ii) Sellers shall have no liability for such claims in excess of $2,500,000 (the "Cap"); provided, however, that claims for breaches of any representations or warranties contained in Sections 2.01, 2.12, 2.14, 2.15 and 2.17 shall not be subject to the Deductible or the Cap.

          (g) The material adverse effect and materiality (or correlative meaning) qualifications included in the representations, warranties and covenants shall have no effect on any provisions in this Article IX concerning the indemnities of Sellers with respect to such representations, warranties and covenants, each of which is given as though there were no material adverse effect or materiality (or correlative meaning) qualification for purposes of such indemnities.

          9.05. Interpretive Provisions. (a) Whenever used in this Agreement, "to Sellers' knowledge" or "to the knowledge of Sellers" shall mean the actual knowledge of either of the Sellers and the knowledge that either would have after due and reasonable inquiry.

          (b) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision thereof.

          (c) For purposes of this Agreement, each Company shall be deemed to be affiliates of Sellers prior to the Closing and affiliates of Buyer after the Closing.

          9.06. Entire Agreement. This Agreement (including the Schedules) and the Ancillary Documents constitute the sole understanding of the parties with respect to the subject matter hereof.

          9.07. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Buyer may without the prior written consent of Sellers assign this Agreement to any affiliate of Buyer so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyer of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.08. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          9.09. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          9.11. Expenses. Except as otherwise provided herein, each Seller and Buyer shall pay all costs and expenses incurred by him or it or on his or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

          9.12. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid, if to Sellers to:

                           222 Webster Street
                           Hanover, MA  02339
                           Attention: David Romano
                           Telephone:       (781) 982-3000
                           Facsimile:       (781) 921-1368


                  with a copy to:

                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                           101 Federal Street
                           Boston, MA  02110
                           Attention: James Westra, Esq.
                           Telephone:       (617) 951-6600
                           Facsimile:       (617) 951-1295

                  if to Buyer to it at:

                           2047 Route 13 North
                           Burlington, NJ  08016
                           Attention:  Marc Sherman
                           Telephone:       (609) 499-4200
                           Facsimile:       (609) 499-4958

                  with a copy to:

                           Applied Cellular Technology, Inc.
                           400 Royal Palm Way, Suite. 410
                           Palm Beach, FL  33480
                           Attention:  Michael Krawitz
                           Telephone:       (561) 366-4800
                           Facsimile:       (561) 366-0002
or at such other address for a party as shall be specified by like notice.

          9.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          9.14. Public Announcements. Neither Sellers nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

          9.15. Payments to Sellers. In connection with any payment obligation of Buyer hereunder, Sellers shall provide Buyer with payment instructions. In the absence of joint instructions by Sellers, Buyer shall be deemed to have discharged such payment obligation by paying one half of such payment obligation to each Seller (in accordance with the instructions received by such Seller).



[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                              BUYER:

                                              INTELLESALE.COM, INC.


                                              By:
                                                 -----------------------------
                                                     Name:
                                                     Title:


                                              APPLIED CELLULAR TECHNOLOGY, INC.

                                              By:
                                                 -----------------------------
                                                     Name:
                                                     Title:



                                              SELLERS:


                                              --------------------------------
                                              DAVID ROMANO



                                              --------------------------------
                                              ERIC LIMONT

                         AGREEMENT OF PURCHASE AND SALE


                            Dated as of June 4, 1999

                                  by and among

                             INTELLESALE.COM, INC.,

                       APPLIED CELLULAR TECHNOLOGY, INC.,

                                  DAVID ROMANO

                                       and

                                   ERIC LIMONT

ARTICLE I  TERMS OF PURCHASE AND SALE                                          1


1.01.     SALE OF THE STOCK                                                    1
1.02.     THE CLOSING                                                          2
1.03.     PURCHASE PRICE AND PAYMENT                                           3
1.04.     CLOSING BALANCE SHEET; TRUE-UP PAYMENT                               5


ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLERS                          8


2.01.     CAPITALIZATION                                                       8
2.02.     ORGANIZATION; SUBSIDIARIES                                           9
2.03.     CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT                   9
2.04.     FINANCIAL STATEMENTS                                                 9
2.05.     ABSENCE OF CERTAIN CHANGES OR EVENTS                                10
2.06.     ASSETS AND PROPERTIES                                               11
2.07.     INTELLECTUAL PROPERTY                                               12
2.08.     COMMITMENTS                                                         15
2.09.     LITIGATION                                                          18
2.10.     COMPLIANCE WITH LAWS                                                18
2.11.     EMPLOYEE BENEFIT PLANS                                              18
2.12.     ENVIRONMENTAL MATTERS                                               24
2.13.     CONSENTS                                                            27
2.14.     TAXES                                                               27
2.15.     FEES                                                                30
2.16.     SIGNIFICANT CUSTOMERS AND SUPPLIERS                                 30
2.17.     INTERCOMPANY TRANSACTIONS                                           30
2.18.     INSURANCE                                                           30
2.19.     YEAR 2000                                                           31
2.20.     SOLE REPRESENTATIONS AND WARRANTIES                                 31


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER                          32


3.01.     ORGANIZATION                                                        32
3.02.     CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT                  32
3.03.     CONSENTS                                                            32
3.04.     AVAILABILITY OF FUNDS                                               33
3.05.     PURCHASE FOR INVESTMENT                                             33
3.06.     FEES                                                                33
3.07.     REGISTRATION RIGHTS                                                 33
3.08.     SOLE REPRESENTATIONS AND WARRANTIES                                 33


ARTICLE IV  COVENANTS                                                         33


4.01.     COMPLIANCE WITH ANTITRUST LAWS; REGULATORY AND OTHER CONSENTS       33
4.02.     CONDUCT OF BUSINESS                                                 34

4.03.     ACCESS                                                              35
4.04.     NO SOLICITATION                                                     36
4.05.     FURTHER ASSURANCES                                                  36
4.06.     CONFIDENTIALITY AGREEMENTS                                          36
4.07.     NOTICE                                                              36
4.08.     CONFIDENTIALITY                                                     37
4.09.     RESPONSIBILITY FOR TAXES; RETURNS; AUDITS                           37
4.10.     COOPERATION WITH PUBLIC FILINGS                                     43
4.11.     CASH MANAGEMENT; FINANCING ARRANGEMENTS                             44
4.12.     NON-COMPETITION AGREEMENT                                           44
4.13.     RULE 144 REPORTING                                                  45
4.14.     PARENT GUARANTY                                                     46
4.15.     EXHIBIT AND SCHEDULE COMPLETION; TAX MATTERS                        46


ARTICLE V  CONDITIONS TO BUYER'S OBLIGATIONS                                  46


5.01.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS                46
5.02.     NO PROHIBITION                                                      47
5.03.     CONSENTS                                                            47
5.04.     EMPLOYMENT AGREEMENTS                                               47
5.05.     NO MATERIAL ADVERSE CHANGE                                          47


ARTICLE VI  CONDITIONS TO SELLERS' OBLIGATIONS                                48


6.01.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER                  48
6.02.     NO PROHIBITION                                                      48
6.03.     HSR ACT                                                             48


ARTICLE VII  STOCK CERTIFICATES; LEGEND                                       48


7.01.     SECURITIES LAWS; LEGEND                                             48


ARTICLE VIII  TERMINATION PRIOR TO CLOSING                                    49


8.01.     TERMINATION                                                         49
8.02.     EFFECT ON OBLIGATIONS                                               50


ARTICLE IX  MISCELLANEOUS                                                     50


9.01.     SURVIVAL                                                            50
9.02.     AGREEMENT TO INDEMNIFY                                              51
9.03.     INDEMNIFICATION PROCEDURE                                           51
9.04.     OTHER INDEMNIFICATION MATTERS                                       53
9.05.     INTERPRETIVE PROVISIONS                                             54
9.06.     ENTIRE AGREEMENT                                                    54

9.07.     SUCCESSORS AND ASSIGNS                                              54
9.08.     HEADINGS                                                            55
9.09.     MODIFICATION AND WAIVER                                             55
9.10.     COUNTERPARTS                                                        55
9.11.     EXPENSES                                                            55
9.12.     NOTICES                                                             55
9.13.     GOVERNING LAW                                                       57
9.14.     PUBLIC ANNOUNCEMENTS                                                57
9.15.     PAYMENTS TO SELLERS                                                 57

Term                                                 Defined






Index of Defined Terms

Term                                        Defined
----                                        -------
ACM                                         Section 2.12(b)
Act                                         Section 7.02
Allocation                                  Section 4.09(d)(3)
Ancillary Document                          Section 9.01
Annual Financial Statements                 Section 2.04(a)
Antitrust Division                          Section 4.01(a)
Arbiter                                     Section 1.04(c)
Benefit Plan                                Section 2.11(l)
Business                                    Recitals
Buyer                                       Preamble
Buyer's Indemnified Group                   Section 9.02(b)
Closing Balance Sheet                       Section 1.04(a)
Closing Book Value                          Section 1.04(d)
Closing Date                                Section 1.02
Closing                                     Section 1.02
Code                                        Section 2.11(l); Section 2.14(f)(v)
Commitments                                 Section 2.08(a)
Company                                     Recitals
Company Benefit Plan                        Section 2.11(l)
Company Intellectual Property               Section 2.07(j)
Competitive Activity                        Section 4.12
Competitor                                  Section 4.12
Confidential Information                    Section 4.08
Deductible                                  Section 9.04(b)
Department                                  Section 2.11(l)
EBIT                                        Section 1.03(e)
Employee Agreement                          Section 2.11(l)
Employee                                    Section 2.11(l)
Encumbrances                                Section 2.01
Environmental Costs                         Section 2.12(b)
Environmental Laws                          Section 2.12(b)
Environmental Matter                        Section 2.12(b)
Environmental Permits                       Section 2.12(a)(ii)
ERISA Affiliate                             Section 2.11(l)
ERISA                                       Section 2.11(l)
Final Closing Balance Sheet                 Section 1.04(d)
Financial Statements                        Section 2.04(a)
First Payment                               Section 1.03

First Earnout Payment                       Section 1.03
FTC                                         Section 4.01(a)
GAAP                                        Section 1.04(b)
Hazardous Substances                        Section 2.12(b)
HMO                                         Section 2.11(k)
HSR Act                                     Section 1.02
Income Tax Return                           Section 2.14(f)(iv)
Income Tax                                  Section 2.14(f)(ii)
Indemnified Party                           Section 9.03(a)
Indemnifying Party                          Section 9.03(a)
Intellectual Property                       Section 2.07(j)
IRS                                         Section 2.11(l)
Leased Real Property                        Section 2.06(d)
Litigation                                  Section 2.09
Losses                                      Section 9.02(a)
Major Customers                             Section 2.16
Major Suppliers                             Section 2.16
March 31 Balance Sheet                      Section 2.04(a)
Market Value                                Section 1.03
Multi-Employer Plan                         Section 2.11(l)
Notices                                     Section 9.03(a)
Owned Real Property                         Section 2.06(c)
PBGC                                        Section 2.11(l)
PCBs                                        Section 2.12(b)
Pension Plan                                Section 2.11(l)
Products                                    Section 2.17
Purchase Price                              Section 1.02
Regulatory Agencies                         Section 4.01(a)
Required Consent                            Section 4.01(b)
Second Earnout Payment                      Section 1.03
Section 338 Elections                       Section 4.09(d)(1)
Section 338(h)(10) Elections                Section 4.09(d)(1)
Section 338(h)(10) Forms                    Section 4.09(d)(3)
Sellers' Group                              Section 2.14(f)(vii)
Sellers                                     Preamble
Sellers' Indemnified Group                  Section 9.02(a)
Special Indemnifications                    9.04(c)
Stock                                       Recitals
Subsidiaries                                Section 2.02(b)
Target Book Value                           Section 1.04(d)
Tax Distribution Amount                     Section 4.09

Tax Return                                  Section 2.14(f)(iii)
Tax Sharing Agreement                       Section 4.09(c)(1)
Tax                                         Section 2.14(f)(i)
Third Earnout Payment                       Section 1.03
Treasury Regulations                        Section 2.14(f)(vi)
True-up Payment                             Section 1.04(d)
Welfare Plan                                Section 2.11(l)
Year 2000 Problem                           Section 2.20

                                  Schedule 3.07
                               Registration Rights

Applied Cellular Technology and Messrs. Sherman and Cummings have registration rights requiring Buyer to register their shares, however each of the foregoing will be subject to a lock-up agreement with Buyer's underwriters.

No shareholder has guaranteed sales price for any equity security, except that if there is no IPO in certain specified period, Messrs. Sherman and Cummings have agreements which allow them to put a portion of their interest in Buyer to ACT.